Exhibit B

Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

MANCHESTER SECURITIES CORP.

(“Seller”)

and

ELLIOTT ASSOCIATES, L.P.

and

ELLIOTT INTERNATIONAL, L.P.

(Each a “Seller Guarantor” and collectively the “Seller Guarantors”)

and

VITOL INC.

(“Buyer”)

and

VITOL HOLDING B.V.

(“Buyer Guarantor”)

dated as of

October 7, 2009

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Definitions	2
Section 1.2	Rules of Construction	7

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1	Purchase and Sale of Purchased Interests	7
Section 2.2	Purchase Price	8
Section 2.3	The Closing	10

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND SELLER GUARANTORS

Section 3.1	Organization of Seller and Seller Guarantors	11
Section 3.2	Authorization; Enforceability	11
Section 3.3	No Conflict	11
Section 3.4	Litigation	12
Section 3.5	Seller’s Liens on Purchased Interests	12
Section 3.6	Brokers’ Fees	12
Section 3.7	Purchased Interests	12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES AND THE BUSINESS

Section 4.1	Organization of the Companies	13
Section 4.2	Absence of Certain Changes	13
Section 4.3	Litigation	13
Section 4.4	Environmental Matters	13
Section 4.5	No Known Liabilities	14
Section 4.6	Compensation Arrangements	14

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND BUYER GUARANTOR

Section 5.1	Organization of Buyer	14
Section 5.2	Authorization; Enforceability	14
Section 5.3	No Conflict	15
Section 5.4	Litigation	15
Section 5.5	Brokers’ Fees	15
Section 5.6	Financial Ability	15
Section 5.7	Investment Representations	15

ARTICLE VI
COVENANTS

Section 6.1	Third Party Approvals	16
Section 6.2	Regulatory Filings	16

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ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1	Conditions to Obligations of Buyer	17
Section 7.2	Conditions to the Obligations of Seller	18

ARTICLE VIII
INDEMNIFICATION

Section 8.1	Survival	19
Section 8.2	Indemnification	19
Section 8.3	Indemnification Procedures	19
Section 8.4	Limitations on Liability	21
Section 8.5	Waiver of Other Representations	21
Section 8.6	Purchase Price Adjustment	21

ARTICLE IX
TERMINATION

Section 9.1	Termination	21
Section 9.2	Effect of Termination	22

ARTICLE X
GUARANTORS

Section 10.1	Seller Guarantors	22
Section 10.2	Buyer Guarantor	22

ARTICLE XI
MISCELLANEOUS

Section 11.1	Notices	23
Section 11.2	Assignment	25
Section 11.3	Rights of Third Parties	25
Section 11.4	Expenses	25
Section 11.5	Counterparts	25
Section 11.6	Entire Agreement	25
Section 11.7	Amendments	26
Section 11.8	Publicity	26
Section 11.9	Severability	26
Section 11.10	Governing Law; Jurisdiction	26

ii

Exhibits

Exhibit 2.2(c)	-	Form of Escrow Agreement
Exhibit 2.3(b)(i)	-	Form of Transfer Documents
Exhibit 7.1(k)	-	Form of Release

Schedules

Schedule 1.1	-	Material Adverse Effects
Schedule 3.3	-	Seller Approvals
Schedule 4.3	-	Litigation
Schedule 4.5	-	No Known Liabilities
Schedule 4.6	-	Compensation Arrangement
Schedule 5.3	-	Buyer Approvals
Schedule 7.1(h)	-	Existing Credit Defects
Schedule 7.1(j)	-	Marketing Arrangement

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of October 7, 2009 (this “Agreement”), is entered into by and between Manchester Securities Corp., a corporation organized under the Laws of Delaware (“Seller”), Elliott Associates, L.P., a limited partnership organized under the Laws of Delaware (“Elliott Associates”), Elliott International, L.P., a limited partnership organized under the Laws of Delaware (“Elliott International” and together with Elliott Associates, the “Seller Guarantors” and each such entity, a “Seller Guarantor”), Vitol Inc., a corporation organized under the laws of Delaware (“Buyer”) and Vitol Holding B.V., a company organized under the laws of the Netherlands (“Buyer Guarantor”).

RECITALS

WHEREAS, pursuant to the Loan Documents (as defined below) Seller has made loans (the “Loans”) to, or for the benefit of, SemGroup Holdings, L.P., a limited partnership organized under the laws of the State of Delaware (“Debtor”);

WHEREAS, the Loans are secured by 100 units representing limited liability company membership interests (the “GP Interests”) in SemGroup Energy Partners G.P., L.L.C., a limited liability company organized under the laws of the State of Delaware (“SGEP GP”), and 12,570,504 Subordinated Units (the “Partnership Interests and together with the GP Interests, the “Collateral” or the “Purchased Interests”) representing limited partner interests in SemGroup Energy Partners, L.P., a limited partnership organized under the laws of the State of Delaware (the “Partnership”);

WHEREAS, SGEP GP owns a 2% general partner interest in the Partnership and the IDRs (as defined below);

WHEREAS, Seller filed a Uniform Commercial Code (the “UCC”) financing statement (the “Financing Statement”) with the Delaware Department of State to perfect by filing Seller’s security interests in the Collateral;

WHEREAS, without limiting the foregoing, Seller also perfected its security interest in the Collateral by control and by having the Collateral delivered to it, together with endorsements in blank in respect of each certificate representing the Collateral;

WHEREAS, Debtor is in default of its obligations to Seller under the Loan Documents, and the Loans have been accelerated and are now immediately due and payable;

WHEREAS, as a result of Debtor’s defaults under the Loan Documents, Seller has the right under Section 9-610 of the UCC as in effect in the State of New York (the “NY UCC”) to sell and transfer to any Person for value in a private or public sale all of Seller’s right, title and interest in and to the Collateral;

WHEREAS, UCC searches were performed against Debtor in the state of Debtor’s formation in order to locate Liens (as defined below) of creditors who may have an interest in the Collateral and it was determined that no other creditors (other than Seller) have filed a UCC financing statement with respect to any Liens in the Collateral;

WHEREAS, Seller has provided Debtor and its counsel with a notification of disposition of collateral in accordance with the applicable provisions of Article 9 (Secured Transactions) of the NY UCC;

WHEREAS, Seller desires to sell the Purchased Interests to Buyer, and Buyer desires to purchase the Purchased Interests from Seller, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Arbitrator” has the meaning provided such term in Section 2.2(b)(iv)(B).

“Business” means the operations and business conducted by the Companies, taken as a whole.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York or a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Approvals” has the meaning provided such term in Section 5.3.

“Buyer Guarantor” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).

“Claim Notice” has the meaning provided such term in Section 8.3(a).

“Class Action Litigation” means all class action proceedings and litigation arising out of or in connection with the SemGroup LP bankruptcy and the trading activities of SemGroup LP and its management as conducted prior to the SemGroup LP bankruptcy including the following: (i) Carson v. SemGroup Energy Partners, L.P. et al, Civil Action No. 08-CV-425 in the Northern District of Oklahoma, (ii) Charles D. Maurer SIMP Profit Sharing Plan f/b/o Charles D. Maurer v. Sem Energy Group Partners, LP et al, Civil Action No. 08-CV-6598 in the United States District Court for the Southern District of New York, (iii) Michael Rubin v. SemGroup Energy Partners, L.P. et al, Civil Action 08-CV-7063 in the United States District Court for the Southern District of New York, (iv) Dharum V. Jain v. SemGroup Energy Partners, L.P. et al, Civil Action No. 08-CV-7510 in the United States District Court for the Southern District of New York and (v) William L. Hickman v. SemGroup Energy Partners, L.P. et al, Civil Action No. 08-CV-7749 in the United States District Court for the Southern District of New York and any consolidation of such proceedings and additional and supplemental litigation proceedings respecting or arising out of the same general subject matter of such proceedings; provided “Related Proceedings” shall not be considered Class Action Litigation for the purposes of this definition.

“Class Action Litigation Damages” has the meaning provided in Section 2.2(b)(iv)(A).

“Class Action Litigation Settlement” means one or more of the following which satisfies and releases all of the obligations (including indemnification obligations to third parties) and liabilities of the Companies arising from or in connection with Class Action Litigation: (i) consummation and announcement by the Partnership of a settlement or resolution of Class Action Litigation or (ii) entry of a judgment rendered by a court or judicial or arbitral body with appropriate jurisdiction. For purposes of clarity, the Parties acknowledge that a settlement or adjudication which releases the Partnership and SGEP GP from claims directly but which does not release other defendants in the Class Action Litigation which are or would reasonably be expected to be entitled to indemnification from the Partnership or SGEP GP with respect to such claims will not constitute a “Class Action Litigation Settlement”.

“Closing” has the meaning provided such term in Section 2.3(a).

“Closing Date” has the meaning provided such term in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning provided such term in the recitals of this Agreement.

“Companies” means SGEP GP, the Partnership and their respective subsidiaries.

“Contingent Payment” has the meaning provided such term in Section 2.2(b).

“Contingent Payment Escrow Amount” has the meaning provided such term Section 2.2(c).

“Damages” means any and all damages, losses (including diminution in value), liabilities, penalties, fines, out-of-pocket expenses and costs (including attorney’s, accountant’s and professional fees and court costs), determined net of any insurance proceeds actually received. Damages attributable to a Person shall include both Damages by such Person directly and amounts payable by such Person as a result of indemnification obligations owing to a third Person.

“Debtor” has the meaning provided such term in the recitals of this Agreement.

“Dollars” and “$” mean the lawful currency of the United States.

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Financing Statements” has the meaning provided such term in the recitals of this Agreement.

“Fundamental Representations” means (i) as to the Seller, the representations set forth in Sections 3.2, 3.3, 3.4, 3.5 and 3.7 and (ii) as to the Buyer, the representations set forth in Sections 5.2, 5.3 and 5.4.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“GP Interests” has the meaning provided such term in the recitals of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IDRs” means the incentive distribution rights issued by the Partnership to SGEP GP.

“Indemnified Party” has the meaning provided such term in Section 8.3(a).

“Indemnifying Party” has the meaning provided such term in Section 8.3(a).

“Knowledge” as to Buyer means the knowledge of James Dyer and Javed Ahmed and as to Seller means the knowledge of Dave Miller, Sundar Srinivasan and David Bernfeld including with respect to the representations and warranties contained in Article IV of this Agreement, after due inquiry of Kevin L. Foxx, Alex G. Stallings and Michael J. Brochetti, in their capacity as officers of the Partnership and SGEP GP.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.

“Lien(s)” means any charges, pledges, options, mortgages, voting agreements, proxies, rights of first refusal or other similar transfer restrictions, encumbrances, deeds of trust, hypothecations or security interests.

“Loan Documents” means (i) the Loan Agreement, dated June 25, 2008, among the Seller, Alerian Finance Partners, L.P. and Debtor, as amended, (ii) the promissory notes and interests issued thereunder, as amended, (iii) the Pledge Agreement, dated June 25, 2008, from Debtor in favor of Seller and others, as amended, (iv) the Parent Agreement, dated June 25, 2008, from SemGroup, L.P. and SemGroup Holdings G.P., L.L.C. in favor of Seller and others, as amended, and (v) any other document or agreement executed or entered into in connection with any of the foregoing.

“Loans” has the meaning provided such term in the recitals of this Agreement.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel).

“Material Adverse Effect” means any circumstance, change or effect that has a material adverse effect on the Business or results of operations of the Companies, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from or relating to: (i) the United States or foreign economic, financial or geopolitical conditions or events in general; (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in the capital markets generally; (iv) changes in applicable Law or GAAP; (v) changes in interest rates; (vi) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of their respective businesses; (vii) events disclosed by Seller to Buyer in writing on Schedule 1.1 attached hereto; (viii) changes in the Companies’ industries in general; (ix) any actions taken by, or at the request of, Buyer or Buyer Guarantor after the date hereof and on or prior to the Closing Date that relate to, or affect, the Business; or (x) any disclosures to the extent contained in any SEC Report (excluding disclosures therein relating to the Class Action Litigation and Related Proceedings, as defined below) filed prior to the date hereof. The Parties acknowledge that the mere existence of the Class Action Litigation and Related Proceedings would not constitute a Material Adverse Effect provided that new developments with respect to any of such matters could possibly result in a Material Adverse Effect.

“MQD Reset” means (i) a reset and amendment of the minimum quarterly distribution applicable to Common Units under the Partnership Agreement calculated by multiplying $0.3125 by a fraction, the numerator of which is existing Common Units in the Partnership and the denominator of which is the sum of existing Common Units plus newly-issued Common Units on a fully-diluted basis (including any Common Units issuable upon conversion of any new equity or debt instrument), and (ii) a correlative adjustment to the applicable target distribution amounts.

“MQD Unitholder Meeting” means a meeting of the Partnership’s unitholders to vote on the approval of a MQD Reset.

“NY UCC” has the meaning provided such term in the recitals to this Agreement.

“Organization Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parent Agreement” means the Parent Agreement, dated June 25, 2008, from SemGroup, L.P. and SemGroup Holdings G.P., LLC in favor of Seller and others, as amended.

“Parties” means Seller, Seller Guarantors, Buyer and Buyer Guarantor.

“Partnership” has the meaning provided such term in the recitals of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., dated July 20, 2007 as same may be amended from time to time.

“Partnership Credit Agreement” means the Amended and Restated Credit Agreement dated February 20, 2008, among the Partnership, Wachovia Bank, National Association, as Administrative Agent, L/C Issuer and Swing Line Lender, Bank of America, N.A., as Syndication Agent and the other Lender Parties thereto as same may be amended from time to time.

“Partnership Interests” has the meaning provided such term in the recitals of this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Purchase Price” has the meaning provided such term in Section 2.2(a).

“Purchased Interests” has the meaning provided such term in the recitals of this Agreement.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Related Proceedings” has the meaning provided such term in Section 2.2(b)(iv)(A).

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“SEC Reports” means any report or other document of the Partnership filed with or furnished to the Securities and Exchange Commission since December 31, 2008 and prior to the date hereof, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Guarantors” has the meaning provided such term in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).

“SGEP GP” has the meaning provided such term in the recitals to this Agreement.

“Third Party Claim” has the meaning provided such term in Section 8.3(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other ancillary documents entering into pursuant to or in connection with this Agreement.

“UCC” has the meaning provided such term in the recitals of this Agreement.

“United States” means United States of America.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Purchased Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement by operation of NY UCC Sections 9-610 and 9-617, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Purchased Interests, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws as and to the extent provided under Section 9-617 of the NY UCC.

Section 2.2 Purchase Price.

(a) The aggregate consideration payable by Buyer to Seller for the Purchased Interests (the “Purchase Price”) shall consist of (i) a cash payment of $60,000,000 payable at Closing plus (ii) a contingent payment determined and payable as specified in subsection (b) below (the “Contingent Payment”).

(b) The Contingent Payment shall be payable by Buyer to Seller as follows:

(i) In the event that the MQD Reset has not been approved by the Unitholders of the Partnership within thirty (30) months following the Closing, then the Contingent Payment will not be payable by Buyer to Seller. The Buyer has no obligation to require the Partnership to seek the MQD Reset or make any specific investment in the Partnership at any particular time. For purposes of clarity, the Parties acknowledge that in the event the Partnership, during the thirty (30) months following Closing, makes multiple solicitations for approval by the MQD Reset which are rejected by the Unitholders, but then ultimately obtains approval for the MQD Reset prior to thirty (30) months following Closing, the prior failed attempts to obtain the MQD Reset shall be irrelevant for purposes of determining if the MQD Reset was timely obtained.

(ii) In the event that the MQD Reset has been consummated within the initial thirty (30) months following the Closing and a Class Action Settlement has been obtained by the Partnership and SGEP GP prior to the sixth anniversary of the Closing, then the Contingent Payment will be calculated and paid in accordance with the procedures set forth in subsection (iv) below.

(iii) In the event that the MQD Reset has been consummated within the initial thirty (30) months following the Closing but a Class Action Settlement has not been obtained by the Partnership and SGEP GP as of the sixth anniversary of the Closing, then the Contingent Payment will be calculated and payable by Buyer in accordance with the procedures set forth in subsection (iv); provided that the calculation of Class Action Litigation Damages will, in such event, be made based on the best available information existing at such time.

(iv) (A) If the Contingent Payment becomes payable (as provided above), such payment will then be due and payable by Buyer to Seller within ten (10) days following final determination of the Contingent Payment. The final Contingent Payment will be calculated pursuant to (i) mutual agreement of Buyer and Seller or (ii) the arbitration procedures set forth in subsection (B) below. The Contingent Payment will be an amount equal to (i) $35 million less (ii) the collective and aggregate Damages, if any, which have been (or if clause (iii) above is applicable, would be reasonably likely to be) incurred or suffered by Buyer and its Affiliates with respect to ownership of the Purchased Interests resulting from or arising out of the settlement, resolution or adjudication of the Class Action Litigation, as well as any Damages, if any, which have been (or if any Related Proceedings remain unsettled or unresolved, would be reasonably likely to be) incurred or suffered by Buyer and its Affiliates with respect to ownership of the Purchased Interests resulting from or arising out of any SEC investigations and grand jury proceedings (the “Related Proceedings”) arising with respect to the general subject matter of the Class Action Litigation or related deficiencies in SEC reporting disclosures by the Partnership or SGEP GP (the “Class Action Litigation Damages”). Notwithstanding the foregoing, in the event that the Related Proceedings have been dormant and inactive for any consecutive period of twenty-four (24) months after the Closing, then such proceedings shall be deemed for purposes of this Section 2.2(b) to have been settled or resolved. In determining the Class Action Litigation Damages, Buyer and Seller shall take into consideration, among other things the magnitude of all settlement amounts, recovery amounts and out-of-pocket expenses (including legal expenses and court costs) and other Damages paid and payable by or incurred or suffered by the Partnership and SGEP GP to settle, resolve or adjudicate the Class Action Litigation and to defend and address the Related Proceedings.

(B) If Buyer and Seller cannot mutually agree upon the amount of Class Action Litigation Damages, then Buyer and Seller, upon written notice by either party, shall submit the calculation of Class Action Litigation Damages to arbitration using a “baseball arbitration” method as prescribed in this subsection (B). Within twenty (20) days after the receipt of notice by the non-requesting party, each party will submit to the other, its calculation of Class Action Litigation Damages (together with detailed back-up support for its calculation). The parties shall then select a single arbitrator (“Arbitrator”) who has substantial experience in evaluating damage claims in similar litigation proceedings and who is not then and has not been within the last three years engaged in any significant business transaction with either Buyer or Seller, who shall be instructed to independently determine the Class Action Litigation Damages as soon as practicable but no later than thirty (30) days thereafter by selecting either Buyer’s proposed Class Action Litigation Damages calculation or Seller’s proposed Class Action Litigation Damages calculation, whichever the Arbitrator determines is closest to its determination of Class Action Litigation Damages. In the event that Buyer and Seller cannot materially agree on a single arbitrator, then Buyer and Seller shall each appoint one arbitrator within thirty (30) days of the filing of the request for arbitration and the two arbitrators so appointed shall together approve the presiding Arbitrator by mutual agreement within twenty (20) days following their appointments. If either party fails or refuses to appoint its arbitrator, then the other party will select the Arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding Arbitrator within the prescribed period, the appointing authority for the presiding Arbitrator shall be the American Arbitration Association. The fees and expenses of any arbitration proceeding under this subsection (B) shall be borne equally (50/50) by Buyer and Seller. The Arbitrator shall have no power or authority other than to select Buyer’s Class Action Litigation Damages calculation or Seller’s Class Action Litigation Damages calculation in accordance with the guidelines above. The determination of Class Action Litigation Damages by the Arbitrator shall be final and binding on Buyer and Seller and not be subject to review or appeal.

(v) Absent fraud by the Seller or a willful breach by Seller of Seller’s representations contained in this Agreement, the adjustments to the Contingent Payment will be the exclusive remedy by Buyer against Seller respecting the Class Action Litigation.

(c) Further to the foregoing, at the Closing, Buyer shall deposit $35,000,000 (the “Contingent Payment Escrow Amount”) in an escrow account, from which account amounts shall be withdrawn and used to make the Contingent Payment, if same is payable. The Parties shall enter into an Escrow Agreement in the form of Exhibit 2.2(c) attached hereto with respect to the foregoing and to the procedures for paying the Contingent Payment to Seller or returning the escrowed funds to Buyer.

Section 2.3 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:

(i) Transfer in the form of Exhibit 2.3(b)(i) effecting the transfer to Buyer of ownership of and good and valid title in and to all of the Purchased Interests;

(ii) A certificate of non-foreign status in accordance with Code Section 1445(b)(2) and Treasury Regulation Section 1.1445-2(b) certifying that Seller is not a “foreign person” as defined in Code Section 1445;

(iii) The resignations (or evidence of removal) of Messrs. Dave Miller and David Bernfeld, as directors of SGEP GP, effective as of the Closing;

(iv) An officers certificate certifying to and attaching resolutions of the applicable managers or directors and equityholders, if required, of the Seller and Seller Guarantor required for ratification of the transactions contemplated by this Agreement or other evidence of ratification reasonably acceptable to Buyer; and

(v) The Escrow Agreement in the form of Exhibit 2.2(c).

(c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:

(i) An amount equal to the portion of the Purchase Price referenced in Section 2.2(a)(i) by wire transfer of immediately available funds to an account or accounts specified by Seller;

(ii) An officers certificate certifying to and attaching resolutions of this applicable managers or directors and equityholders, if required, of Buyer required for approval of the transactions contemplated by this Agreement or other evidence of ratification reasonably satisfactory to Seller; and

(iii) The Escrow Agreement in the form of Exhibit 2.2(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING

TO SELLER AND SELLER GUARANTORS

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization of Seller and Seller Guarantors. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authorization; Enforceability. Seller and each Seller Guarantor has all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Transaction Documents and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate or limited partnership action, as applicable, on the part of Seller and each Seller Guarantor. This Agreement has been and the other Transaction Documents will at Closing be duly and validly executed and delivered by Seller and Seller Guarantors, and this Agreement constitutes and the other Transaction Documents at Closing will constitute a valid and binding obligation of Seller and Seller Guarantors, enforceable against Seller and Seller Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. Except as would not reasonably be expected to have a material and adverse impact on the ability of Seller or either Seller Guarantor to enter into and perform its respective obligations under this Agreement or on the ability of Sellers to cause the transfer to Buyer of good and valid title to the Purchased Interests free and clear of Liens, the execution and delivery of this Agreement and the other Transaction Documents by Seller and each Seller Guarantor and the consummation of the transactions contemplated hereby by Seller and each Seller Guarantor (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to Seller or either Seller Guarantor or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of Seller or either Seller Guarantor; or

(c) (i) breach any material contract, to which Seller or either Seller Guarantor is a party or by which Seller or either Seller Guarantor may be bound, (ii) result in the termination of any such material contract, (iii) result in the creation of any Lien upon any of the Purchased Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 3.4 Litigation. There are no lawsuits or actions pending before any Governmental Authority against Seller or either Seller Guarantor or, to the Knowledge of Seller, threatened against Seller or either Seller Guarantor that would reasonably be expected to have a material and adverse impact on the ability of Seller or either Seller Guarantor to perform its respective obligations under this Agreement and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Seller or either Seller Guarantor that would reasonably be expected to have a material and adverse impact on the ability of Seller or either Seller Guarantor to perform its respective obligations under this Agreement

Section 3.5 Seller’s Liens on Purchased Interests.

(a) Seller has a valid and enforceable first priority Lien upon and security interest in the Purchased Interests.

(b) An event of default has occurred under the Loan Documents, and as a result thereof, Seller has the right and is entitled to sell or otherwise dispose of the Collateral by public or private proceedings, and will prior to the Closing have taken all steps required to effect (subject to the successful consummation of the Closing) a private disposition resulting in the transfer of the Purchased Interests to Buyer, in accordance with Part 6 of Article 9 of the NY UCC.

Section 3.6 Brokers’ Fees. None of Buyer or the Companies will have any liability for any brokerage fee, finders’ fee or other commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or Seller Guarantor or any of their Affiliates.

Section 3.7 Purchased Interests.

(a) SGEP GP has good title to, holds of record and owns beneficially a 2% general partner interest in the Partnership (which represents all of the general partner interests in the Partnership) and the IDRs (which represent all of the IDRs issued by the Partnership) free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws. SGEP GP has full authority to manage the affairs of the Partnership in accordance with the terms of the Partnership Agreement and there are no agreements or arrangements existing which provide any rights (i) to any Person to designate the directors or managers of SGEP GP or (ii) any Person other than SGEP GP to manage and control the affairs of the Partnership. Seller acknowledges that upon the Closing, all rights of Seller or others under the Parent Agreement to direct the election of directors or managers or otherwise influence the decisions of SGEP GP shall lapse and be of no further force or effect.

(b) Upon Closing, and by virtue of the transfers of the Purchased Interests pursuant to Section 9-617 of NY UCC, Buyer will receive good and valid title to the Purchased Interests free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws or created by or through Buyer).

(c) The Purchased Interests represent all of the issued and outstanding limited liability company interests or other ownership interests in SGEP GP and all of the issued and outstanding Subordinated Units issued by the Partnership.

(d) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind which may obligate SGEP GP to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to any of the Purchased Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING

TO THE COMPANIES AND THE BUSINESS

Except as disclosed in the Disclosure Schedule or in any SEC Report (including the financial statements contained therein), Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization of the Companies. Each of the Companies is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company or partnership power and authority to own or lease its assets and to conduct its business as it is now being conducted. Seller has delivered to Buyer true and complete copies of all existing Organizational Documents of the Companies.

Section 4.2 Absence of Certain Changes. To the Knowledge of Seller, since January 1, 2009 there has not been any Material Adverse Effect nor has there occurred any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect.

Section 4.3 Litigation. To the Knowledge of Seller and except as set forth on Schedule 4.3, (a) other than the Class Action Litigation there are no lawsuits or actions before any Governmental Authority pending or threatened by any Person against any of the Companies that would reasonably be expected to have a Material Adverse Effect and (b) there is no injunction, order or unsatisfied judgment from any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

Section 4.4 Environmental Matters. To the Knowledge of Seller and except as would not reasonably be expected to have a Material Adverse Effect:

(a) the operations of the Companies are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all applicable Environmental Laws;

(b) none of the Companies is the subject of any outstanding order or judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring material remediation or the payment of a material fine or penalty; and

(c) none of the Companies is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

Section 4.5 No Known Liabilities. To the Knowledge of Seller and except as set forth on Schedule 4.5 or as could arise out of the Class Action Litigation or Related Proceedings, none of the Companies has any pending or threatened claims, obligations or liabilities (other than obligations and liabilities incurred and arising in the ordinary course of business) which would individually or in the aggregate have a Material Adverse Effect, provided that Buyer acknowledges that Seller cannot state with any certainty the ultimate impact of the Class Action Litigation on SGEP GP or its Affiliates.

Section 4.6 Compensation Arrangements. To the Knowledge of Seller and except as set forth on Schedule 4.6, (a) except as set forth in the SEC Reports, there are no compensation arrangements which obligate the Partnership or SGEP GP to pay, reimburse or provide compensation to, issue equity to or make payments to persons serving as executive officers or directors of (or for the benefit of) the Partnership or SGEP GP and (b) the transactions contemplated by this Agreement will not give rise to or result in any new compensation arrangements becoming effective with persons serving as executive officers or directors of (or for the benefit of) the Partnership or SGEP GP or accelerate, vest, modify or otherwise impact the compensation or benefits payable under existing compensation arrangements afforded such persons.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING

TO BUYER AND BUYER GUARANTOR

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization of Buyer. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Guarantor is a company organized, validly existing and in good standing under the laws of the Netherlands.

Section 5.2 Authorization; Enforceability. Each of Buyer and Buyer Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer and Buyer Guarantor, and no other corporate proceeding on the part of Buyer or Buyer Guarantor is necessary to authorize this Agreement and the other Transaction Documents. This Agreement has been and the other Transaction Documents will at Closing be duly and validly executed and delivered by Buyer and Buyer Guarantor, and this Agreement constitutes and the other Transaction Documents at Closing will constitute a valid and binding obligation of Buyer and Buyer Guarantor, enforceable against Buyer and Buyer Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. Except as would not reasonably be expected to have a material and adverse impact on the ability of Buyer or Buyer Guarantor to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Buyer Guarantor and the consummation of the transactions contemplated hereby by Buyer and Buyer Guarantor (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) do not and shall not:

(a) violate any Law applicable to Buyer or Buyer Guarantor or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of Buyer or Buyer Guarantor; or

(c) (i) breach any material contract, to which Buyer or Buyer Guarantor is a party or by which Buyer or Buyer Guarantor may be bound, (ii) result in the termination of any such material contract, (iii) result in the creation of any Lien upon any of the properties or assets of Buyer or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4 Litigation. There are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened against Buyer or Buyer Guarantor that would reasonably be expected to have a material and adverse impact on the ability of Buyer or Buyer Guarantor to perform its obligations under this Agreement and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer or Buyer Guarantor that would reasonably be expected to have a material and adverse impact on the ability of Buyer or Buyer Guarantor to perform its obligations under this Agreement.

Section 5.5 Brokers’ Fees. Seller will have no liability for broker, finder, investment any brokerage fee, finders’ fee or other commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer, Buyer Guarantor or any of their Affiliates.

Section 5.6 Financial Ability. Buyer and Buyer Guarantor, together, have the cash on hand or access to existing and available lines of credit, to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses of Buyer arising in connection therewith.

Section 5.7 Investment Representations.

(a) Each of Buyer and Buyer Guarantor (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Purchased Interests and (ii) is acquiring the Purchased Interests in the ordinary course of its business and for its own account for investment purposes only and with no present intention of distributing any of the Purchased Interests or any arrangement or understanding with any other Persons regarding the distribution of such Purchased Interests.

(b) Each of Buyer and Buyer Guarantor understands that its investment in the Purchased Interests involves a significant degree of risk including a risk of total loss of Buyer’s investment.

(c) Each of Buyer and Buyer Guarantor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Each of Buyer and Buyer Guarantor is an “accredited investor” (as defined in Rule 501(a) of Regulation D).

ARTICLE VI

COVENANTS

Section 6.1 Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby. Neither Party will be required to pay any fees to third parties to obtain such consents and approvals.

Section 6.2 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to (i) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use Reasonable Efforts to cause the early termination of the waiting period under the HSR Act and the expiration of the notice or the waiting period of any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable (provided Buyer shall have the sole obligation to pay any fees payable by Buyer under the HSR Act with respect to the transactions contemplated by this Agreement), (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (viii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) The Buyer Approvals identified on Schedule 5.3 shall have been duly made, given or obtained and shall be in full force and effect;

(b) Each of the representations and warranties of Seller contained in this Agreement shall, as of the date of this Agreement and as of the Closing Date, (x) if not qualified by materiality or Material Adverse Effect, be true in all material respects and (y) if so qualified or if a Fundamental Representation, be true in all respects, in each case as if made at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date);

(c) Seller shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d) Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying that the conditions specified in Sections 7.1(b) and 7.1(c) have been fulfilled;

(e) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

(f) No Material Adverse Effect shall have occurred.

(g) Buyer shall have received from the administrative agent under the Partnership’s credit facilities consents, waivers and acknowledgements wherein such administrative agent (i) consents to the transfer of the Purchased Interests to Buyer and confirms that the transactions contemplated by this Agreement do not constitute or result in a default under the credit facilities and (ii) waive any existing defaults under the credit facilities;

(h) Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying that, to the Knowledge of Seller, there are no existing payment or other material defaults under the Partnership’s credit facilities.

(i) At the date of the Closing, (i) no Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that prohibits, restricts or enjoins consummation of the transactions contemplated by this Agreement and (ii) no legal proceedings shall have been commenced that seek to prohibit, restrict or enjoin the transactions contemplated by this Agreement.

(j) The Companies shall not have:

(i) amended any of their respective Organizational Documents in a manner adverse to Buyer;

(ii) sold, assigned, transferred, leased or otherwise disposed of any assets other than the disposition of obsolete and immaterial assets in the ordinary course of business consistent with past practices;

(iii) amended or modified, in any material respect, the provisions of the Partnership Credit Agreement or any other agreement evidencing indebtedness of the Companies in a manner which adversely impacted, or could reasonably be expected to adversely impact, the transactions contemplated by this Agreement;

(iv) merged or consolidated with, or purchased substantially all of the assets or business of, or equity interest in, or made an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(v) issued or sold any equity interests, notes, bonds or other securities of such Company or any option, warrant or right to acquire same other than borrowings in the ordinary course under the Partnership Credit Agreement;

(vi) approved or entered into any transactions or agreements or taken any other actions which would reasonably be likely to materially and adversely impact the ability of Buyer to negotiate and enter into extensions and expansion of terminal leases and an exclusive marketing arrangement with the Partnership as reflected on Schedule 7.1(j) hereto; or

(vii) terminated the employment of any executive office or key manager of the Companies other than for cause.

(k) Seller shall have entered into a release in the form attached as Exhibit 7.1(k).

Section 7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) The Seller Approvals identified on Schedule 3.3 shall have been duly made, given or obtained and shall be in full force and effect.

(b) Each of the representations and warranties of Buyer contained in this Agreement shall, as of the date of this Agreement and as of the Closing Date, (x) if not qualified by materiality or Material Adverse Effect, be true in all material respects or (y) if so qualified or if a Fundamental Representation, be true in all respects, in each case as if made anew at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date);

(c) Buyer shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(d) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.2(b) and (c) have been fulfilled; and

(e) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(f) At the date of the Closing, (i) no Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that prohibits, restricts or enjoins consummation of the transactions contemplated by this Agreement and (ii) no legal proceedings shall have been commenced that seek to prohibit, restrict or enjoin the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. All representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing shall survive the Closing indefinitely, except that the representations and warranties set forth in Article IV shall survive through the last day of the twelfth month following the Closing Date. No Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation or warranty unless a claim notice (as provided in Sections 8.3(a) or (d) as applicable) is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation or warranty. If such claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

Section 8.2 Indemnification.

(a) Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from any breach of any representation, warranty or covenant of Seller in this Agreement. Except in the case of fraud, the rights of Buyer hereunder shall be the exclusive rights and remedies available to Buyer with respect to claims for breaches of any representation, warranty or covenant of Seller in this Agreement.

(b) Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless Seller, Seller’s Affiliates and their respective Representatives, (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Buyer in this Agreement. Except in the case of fraud, the rights of Seller hereunder shall be the exclusive rights and remedies available to Seller with respect to claims for breaches of any representation, warranty or covenant of Buyer in this Agreement.

Section 8.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable out-of-pocket cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.4 Limitations on Liability. Except in the case of fraud, Seller’s aggregate liability arising out of or relating to Section 8.2(a) shall not exceed the Purchase Price.

Section 8.5 Waiver of Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED INTERESTS, THE COMPANIES, THEIR ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

Section 8.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for tax purposes.

ARTICLE IX

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

(d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyer or Seller, if all of the conditions to Closing set forth in Article VII herein have not been satisfied on or before December 31, 2009 or such later date as the Parties may agree upon; provided that neither party may terminate this Agreement pursuant to this Section 9.1(e) if the conditions set forth in Article VII could not be satisfied as a result of such party’s intentional default or willful breach hereunder.

Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of a willful breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Section 11.4 hereof shall survive any termination of this Agreement.

ARTICLE X

GUARANTORS

Section 10.1 Seller Guarantors. Elliott International hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of sixty percent (60%) of the obligations of Seller under and in accordance with this Agreement (such payment and performance obligations, collectively “Elliott International Obligations”) and Elliott Associates hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of forty percent (40%) of the obligations of Seller under and in accordance with this Agreement (such payment and performance obligations, together with the Elliott International Obligations, the “Seller Guaranteed Obligations”). To the extent that Seller fails to pay or perform any Seller Guaranteed Obligation when due, each Seller Guarantor shall promptly pay to Buyer the amount due with respect to each of their respective Seller Guaranteed Obligation in cash or otherwise perform such Seller Guaranteed Obligation, without demand or notice whatsoever. This guaranty shall constitute a guarantee of payment and not of collection. Each Seller Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of this Agreement against Seller or the other Seller Guarantor, any change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against Seller or the other Seller Guarantor or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor. Elliott Associates and Elliott International are each severally liable for their respective pro rata portion of the Seller Guaranteed Obligations and are not jointly liable for the Seller Guaranteed Obligations.

Section 10.2 Buyer Guarantor. Buyer Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of the obligations of Buyer under and in accordance with this Agreement (such payment and performance obligations, collectively, the “Buyer Guaranteed Obligations”). To the extent that Buyer fails to pay or perform any Buyer Guaranteed Obligation when due, Buyer Guarantor shall promptly pay to Seller the amount due with respect to such Buyer Guaranteed Obligation in cash or otherwise perform such Buyer Guaranteed Obligation, without demand or notice whatsoever. This Guaranty shall constitute a guarantee of payment and not of collection. Buyer Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of this Agreement against Buyer, any change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against Buyer or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a) If to Buyer, to:

Vitol Inc.

1100 Louisiana Street, Suite 5500

Houston, Texas 77002

Attention: James C. Dyer IV

Telecopy: 713-230-1111

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Christopher S. Collins

(b) If to Buyer Guarantor to:

Vitol Holding B.V.

c/o Vitol Inc.

1100 Louisiana Street, Suite 5500

Houston, Texas 77002

Attention: James C. Dyer IV

Telecopy: 713-230-1111

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Christopher S. Collins

(c) If to Seller, to:

Elliot Associates, L.P.

c/o Manchester Securities Corp.

712 Fifth Avenue, 35th Floor

New York, New York 10019

Attention: Elliott Greenberg, Vice President

Telecopy: (212) 478-2371

with copies (which shall not constitute notice) to:

Sundar Srinivasan

712 Fifth Avenue, 35th Floor

New York, New York 10019

Telecopy: (212) 974-2089

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York, 10019

Attention: Jeffrey D. Marell, Esq.

Telecopy: (212) 757-3990

(d) If to Elliott Associates, L.P.:

Elliot Associates, L.P.

c/o Manchester Securities Corp.

712 Fifth Avenue, 35th Floor

New York, New York 10019

Attention: Elliott Greenberg, Vice President

Telecopy: (212) 478-2371

with copies (which shall not constitute notice) to:

Sundar Srinivasan

712 Fifth Avenue, 35th Floor

New York, New York 10019

Telecopy: (212) 974-2089

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York, 10019

Attention: Jeffrey D. Marell, Esq.

Telecopy: (212) 757-3990

(e) If to Elliott International, L.P.:

Manchester Securities Corp.

712 Fifth Avenue, 35th Floor

New York, New York 10019

Attention: Elliott Greenberg, Vice President

Telecopy: (212) 478-2371

with copies (which shall not constitute notice) to:

Sundar Srinivasan

712 Fifth Avenue, 35th Floor

New York, New York 10019

Telecopy: (212) 974-2089

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York, 10019

Attention: Jeffrey D. Marell, Esq.

Telecopy: (212) 757-3990

or to such other address or addresses as a Party may from time to time designate in writing.

Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided Vitol Inc. may elect to take title to the Purchased Interests through an Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3 Rights of Third Parties. Except for the provisions of Section 8.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6 Entire Agreement. This Agreement (together with the schedules and exhibits to this Agreement) constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 11.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 11.8 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 11.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 11.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of New York without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in New York, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in New York with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.10(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

[Signature pages follow.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Elliot Greenberg
Vice President

SELLER GUARANTORS: (for purposes of Article X only)

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
its general Partner

By:	Braxton Associates, Inc.,
its general partner

By:	/s/ Elliot Greenberg
Elliot Greenberg
Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors Inc., as attorney-in-fact

By:	/s/ Elliot Greenberg
Elliot Greenberg
Vice President

BUYER:

VITOL, INC.

By:	/s/ James C. Dyer
James C. Dyer
Vice President

[Signature Page to Purchase and Sale Agreement]

BUYER GUARANTOR: (for purposes of Article X only)

VITOL HOLDING B.V.

By:	/s/ Roland J. Favre
Name: Roland J. Favre
Title: Managing Director

[Signature Page to Purchase and Sale Agreement]